Exhibit 10.42

NATIONAL CONSUMER COOPERATIVE BANK

FIRST AMENDMENT

Dated as of December 9, 2003

to

NOTE PURCHASE AGREEMENT

Dated as of December 28, 1999

Re:  $30,000,000 7.68 % Senior Notes
Due December 28, 2005

FIRST AMENDMENT

THIS FIRST AMENDMENT dated as of December 9, 2003 (the or this “First Amendment”) to the Note Purchase Agreement dated as of December 28, 1999 is between National Consumer Cooperative Bank (d/b/a/ National Cooperative Bank), a banking corporation chartered pursuant to the National Consumer Cooperative Bank Act, as amended, 12 U.S.C.  §§3001-3051 (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).

R E C I T A L S:

A.                                   The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of December 28, 1999 (the “Note Agreement”).  The Company has heretofore issued $30,000,000 of its 7.68 % Senior Notes Due December 28, 2005 (the “Notes”)  pursuant to the Note Agreement.

B.                                     The Company and the Noteholders now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

C.                                     Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

D.                                    All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.                                AMENDMENTS.

Section 1.1.                                Section 5D of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

5D.                              Maintenance of Consolidated Adjusted Net Worth and Consolidated Effective Net Worth.

(i)                                     The Company shall at all times keep and maintain Consolidated Adjusted Net Worth in an amount not less than the sum of (a) $147,000,000, plus (b) an aggregate amount equal to 50% of its Consolidated Net Earnings (but, in each case, only if a positive number) for each completed fiscal quarter of the Company beginning with the first fiscal quarter of the Company ended subsequent to September 30, 2001.

(ii)                                  The Company shall at all times keep and maintain Consolidated Effective Net Worth in an amount not less than the sum of (a) $312,000,000, plus (b) an aggregate amount equal to 50% of its Consolidated Net Earnings (but, in each case, only if a positive number) for each completed fiscal quarter of the Company beginning with the first fiscal quarter of the Company ended subsequent to September 30, 2001.

Section 1.2.                                Each of Sections 6M, 6N and 6O of the Note Agreement shall be and is hereby amended by adding, at the beginning of the first sentence of each, the phrase “Except as permitted by Section 6P”.

Section 1.3.                                Section 6P of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

Section 6P.                                  Class A Notes.

(i)                                     No Voluntary Prepayment.  The Company shall not, directly or indirectly or through any Subsidiary, purchase, redeem or otherwise retire or acquire, prior to the respective stated final maturities thereof, the whole or any part of any Class A Notes except out of the net cash proceeds of a substantially concurrent issue or sale of Class B Stock or Class C Stock, provided, however, that (i) the Company may prepay the Class A Notes in an amount not to exceed $1,000,000 in the fiscal year of the Company ending December 31, 2003 if, after giving effect to such prepayment under this clause (i), no Default or Event of Default shall have occurred and be continuing; (ii) the Company may prepay the Class A Notes on or after December 15, 2003 in an amount not to exceed $52,553,329 with funds including the proceeds of a substantially simultaneous issue of $50,000,000 of trust preferred securities, if, after giving effect to such prepayment under clause (i) and this clause (ii), no Default or Event of Default shall have occurred and be continuing; (iii) the Company may make annual prepayments of the Class A Notes in its fiscal years 2004 through 2009, each in the amount of no more than $2,500,000, if, after giving effect to such prepayment under clauses (i) and (ii) and this clause (iii), no Default or Event of Default shall have occurred and be continuing; (iv) the Company may prepay the Class A Notes on or about December 31, 2010, in an amount not to exceed $23,989,000, with funds that may include the proceeds of a substantially simultaneous issue of Subordinated Debt or trust preferred securities, if after giving effect to such prepayment under clauses (i), (ii), (iii) and this clause (iv), no Default or Event of Default shall have occurred and be continuing; and (v) the Company may make annual prepayments of the Class A Notes in its fiscal years 2011 through 2019, in the amount of no more than $5,000,000 in fiscal year 2011 and increasing by 10% in each succeeding fiscal year, if, after if after giving effect to such prepayments under clauses (i), (ii), (iii), (iv) and this clause (v), no Default or Event of Default shall have occurred and be continuing.

(ii)                                  No Amendments.  The Company shall not amend, modify, terminate, or waive any of its rights under the Financing Agreement or any of the Class Notes (or any other agreement or similar instrument under or pursuant to which such Class A Notes have been issued) without the prior written consent of the Required Holders, except that the Company may enter into that certain Amended and Restated Financing Agreement between the Company and the Department of the Treasury, dated as of November 26, 2003, a copy of which is attached hereto as Exhibit A.

Section 1.4.                                Section 10B of the Note Agreement is amended, in the definition of “Consolidated Effective Net Worth,” by substituting a semicolon for the period at the end of (b), inserting “ plus,” and adding the following:

(c)                                  the aggregate outstanding principal amount of all Indebtedness which specifically by its terms ranks equally with or subordinated to the Class A Notes at such time.

Section 1.5                                   Section 10B of the Note Agreement is amended, in the definition of “Debt,” by amending and restating clause (a) as follows:

(a)                                  direct debt and other similar recourse and non-recourse monetary obligations of such person, redemption obligations in respect of mandatorily redeemable preferred stock, and any trust preferred securities,

Section 1.6                                     Section 10B of the Note Agreement is amended, in the definition of “Permitted Proceeds Application,” by deleting “ninety (90)” and substituting “one hundred eighty (180)”.

Section 2.                    Representations and Warranties of the Company.

Section 2.1.                                To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

(a)                                  the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and the Company has the corporate power and authority to execute and deliver this First Amendment and to perform the provisions hereof and the provisions of the Note Agreement, as amended by this First Amendment;

(b)                                 this First Amendment has been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)                                  the Note Agreement, as amended by this First Amendment, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d)                                 the execution, delivery and performance by the Company of this First Amendment will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary;

(e)                                  no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution or delivery by the Company of this First Amendment or performance by the Company of the Note Agreement, as amended by this First Amendment;

(f)                                    as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing; and

(g)                                 all the representations and warranties contained in Section 5 of the Note Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.

SECTION 3.                                CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

Section 3.1.                                This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a)                                  executed counterparts of this First Amendment, duly executed by the Company and the Required Holders of the Notes, shall have been delivered to the Noteholders;

(b)                                 the Noteholders shall have received evidence satisfactory to them that the Bank Loan Agreement and the January 8, 2003 Note Purchase Agreement for $50 Million 5.52% Senior Notes have been amended substantially as proposed in the forms annexed hereto as Exhibits B and C, respectively;

(c)                                  the Noteholders shall have received (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this First Amendment, certified by its Secretary or an Assistant

Secretary, and (ii) a copies of the resolutions of the Board of Directors of the Company authorizing execution, delivery and performance by the Company of the respective amendments to the Bank Loan Agreement and the Prudential Agreements; and

(d)                                 the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof.

Upon receipt of all of the foregoing, this First Amendment shall become effective.

SECTION 4.                                PAYMENT OF NOTEHOLDERS’ COUNSEL FEES AND EXPENSES.

Section 4.1.                                The Company agrees to pay upon demand, the reasonable fees and expenses of special counsel to the Noteholders, if any, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

SECTION 5.                                MISCELLANEOUS.

Section 5.1.                                This First Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 5.2.                                Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

Section 5.3.                                The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 5.4.                                This First Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 5.5.                                The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

NATIONAL CONSUMER COOPERATIVE BANK

By
Name:
Title:

Accepted and Agreed to:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
		Name:	Yvonne Guajardo
		Title:	Vice President

Exhibit A – Class A Notes Amended and Restated Financing Agreement

Exhibit B – Bank Loan Agreement

Exhibit C – MetLife Agreement